EXHIBIT 99.1

PRESS RELEASE

Contact:	Robert McPherson
Senior Vice President, CFO
954-202-4000

FOR IMMEDIATE RELEASE

METALS USA ANNOUNCES PROPOSED NEW DEBT FINANCING

October 24, 2012 — FORT LAUDERDALE, FLORIDA — Metals USA, Inc. (“Metals USA”), a wholly-owned subsidiary of Metals USA Holdings Corp. (NYSE: MUSA), today announced that it will seek to enter into a new term loan in an amount of approximately $275 million. The proceeds of the term loan would be used to refinance Metal USA’s outstanding 11 1/8% Senior Secured Notes due 2015 (the “Notes”); reduce borrowings under the company’s existing asset based loan; pay costs, expenses and fees associated with the new term loan and the Notes refinancing; and for general corporate purposes, including working capital. The timing and size of any potential financing and the use of proceeds thereof are subject to market and other conditions, and Metals USA makes no assurance that such actions will take place at any specific time, or at all.

Lourenco Goncalves, Metals USA’s Chairman, President and C.E.O., stated: “Our plan to enter into a new term loan capitalizes on the strength of our balance sheet and the current attractiveness of the financial markets. We expect to significantly reduce our cash interest payments, expand our liquidity and extend our debt maturities, all in the context of a cost effective and leverage neutral transaction. We anticipate that the cash interest savings realized in this proposed refinancing will generate additional free cash flow and enhance our ability to execute on our growth strategy, including accretive tuck in acquisitions and organic investments.”

About Metals USA, Inc.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. For more information, visit Metals USA’s website at www.metalsusa.com. The information contained in this release is limited and Metals USA encourages interested parties to read Metals USA’s annual report on Form 10-K, its quarterly reports on Form 10-Q and its other reports, statements and materials filed with the Securities and Exchange Commission for more complete information about Metals USA. Additionally, copies of Metals USA’s filings with the Securities and Exchange Commission, together with press releases and other information investors may find of interest, can be found at Metals USA’s website at www.metalsusa.com under “Investor Relations.”

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in the Company’s historic periodic filings with the SEC. As a result, these statements speak only as of the date that they were made, and Metals USA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Words such as “expects,” “anticipates,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements.